EXHIBIT 99.1

Release Date: April 21, 2005

Scientific-Atlanta Announces Third Quarter Results

Atlanta, GA – April 21, 2005. Scientific-Atlanta, Inc. (NYSE:SFA) today reported fiscal year 2005 third quarter earnings of $61.7 million, or $0.40 per share, on sales of $489.5 million. Compared with last year’s third quarter, sales increased by $52.5 million, or 12 percent, and earnings increased by $7.8 million, or 14 percent.

Excellent Third Quarter Results

Third quarter bookings were $531.1 million, an increase of $83.1 million, or 19 percent, from the third quarter of last year, and an increase of $58.7 million, or 12 percent, from last quarter.

Subscriber product bookings were $394.4 million, an increase of 19 percent from the comparable period of last year and 11 percent from last quarter. Bookings of transmission products were $136.7 million, an increase of 16 percent from last year and 18 percent from last quarter.

Backlog at the end of the quarter was $514.7 million, an increase of 24 percent from the third quarter of last year and nine percent sequentially. The backlog contains orders for more than 1.3 million Explorer® digital set-tops.

Third quarter sales of $489.5 million increased by $52.5 million, or 12 percent, from the same period a year ago, and increased by $47.8 million, or 11 percent, compared with the second quarter of fiscal year 2005. Sales of subscriber products increased 18 percent from last year’s third quarter and 15 percent sequentially to $375.3 million. The year-to-year increase in sales of subscriber products was due to the mix shift toward higher-end digital set-top products and higher sales of cable modems, partially offset by lower selling prices for all set-top models. In the third quarter, the company sold 1.099 million Explorer digital set-tops and 622 thousand WebSTAR™ cable modems. Sales of transmission products were $114.2 million, down four percent from last year and flat with last quarter.

Gross margin in the third quarter was 36.9 percent of sales, flat with last year’s third quarter. On a sequential basis, gross margin declined by 20 basis points. This decrease was due primarily to the continued decline of average selling prices, partially offset by continuing efforts in engineering design, procurement savings, and manufacturing efficiencies. In addition, the company received some benefit from higher volumes.

Earnings in the third quarter were $61.7 million, or $0.40 per share. Compared with the same period of last year, earnings increased $7.8 million, or 14 percent. Earnings increased by $3.0 million, or five percent, compared with the second quarter of fiscal year 2005.

Year-to-Date Results

For the first three quarters of fiscal year 2005, bookings increased 10 percent from the comparable period of last year to $1.401 billion, and sales increased 11 percent to $1.384 billion. Backlog at the end of the third quarter was $514.7 million, an increase of 24 percent compared to the end of the third quarter of fiscal year 2004. Net income for the first three quarters of fiscal year 2005 was $176.3 million, an increase of 19 percent compared to the same period of last year.

Strong Balance Sheet and Cash Flow

The company’s balance sheet remains very strong. Cash and short-term investments increased by $137.2 million in the third quarter to $1.453 billion. In the quarter, cash provided by operating activities was $148.6 million.

Accounts receivable improved $24.9 million in the third quarter despite the 11 percent sequential increase in sales. Inventory declined $13.2 million sequentially and, as a result, the company was able to achieve inventory turns greater than 10 for the first time in its history.

Other Highlights

High-definition television and digital video recording (DVR) continue to be the trends that drive the subscriber business. Digital video recorder shipments increased 62 percent from last year’s third quarter and 11 percent sequentially to 496 thousand units. Slightly more than half were high-definition DVRs. Shipments of all high definition set-tops, including high-definition DVRs, were 436 thousand units, an increase of 120 percent from last year and 43 percent sequentially.

At the NCTA (National Cable & Telecommunications Association) trade show in San Francisco earlier this month, Scientific-Atlanta demonstrated its MCP-100™ Media Center. This product will combine all of the features of the current Explorer 8300™ platform —including multi-tuner DVR, optional high-definition DVR, DOCSIS Set-top Gateway (DSG) and Multi-Room capability — with a built-in DVD player and burner.

Also at the NCTA trade show, the company displayed its line of all-digital set-tops. These products, which include standard-definition, high-definition, and DVR models, are targeted at systems that are planning to launch digital simulcast services in the next several years.

Scientific-Atlanta’s cable modem business had an excellent quarter. The company shipped 622 thousand modems, an increase of 56 percent from last year and 35 percent sequentially. In the quarter, the company’s DPX2213™ voice modem received CableLabs certification. This new member of the company’s voice modem product line accepts up to two plug-in Lithium-Ion battery cartridges, each of which can supply up to 8 hours of stand-by operation in the event of an AC power failure.

Scientific-Atlanta’s Explorer 8200HDJ™ product has been deployed by some customers in Japan; however, the company has not completed the acceptance process with one customer. Scientific-Atlanta worked closely with that customer during its third quarter on a plan to meet their product requirements and to achieve completion of their acceptance process.

SBC awarded Scientific-Atlanta a multi-year contract with an estimated value of up to $195 million to provide IP-based video equipment, including advanced encoders, for Project Lightspeed. Through this initiative, SBC plans to expand its fiber-optic network to deliver a variety of services, including switched digital television. In the third quarter, Scientific-Atlanta booked orders totaling $22.0 million related to Project Lightspeed, which the company expects to ship over the next six months.

Summarizing the third quarter results, Jim McDonald, Chairman, President and CEO, concluded, “Our business is executing very well, and we view the coming period of architectural change as an opportunity for Scientific-Atlanta. We have built a base of highly skilled people. Our core skill sets — end-to-end system expertise from content through the customer premises equipment, proven systems integration capabilities, and trusted support services — are the common thread from the transitions of the last decade to those in the years ahead. I believe that our company is well positioned as we move forward.”

About Scientific-Atlanta

Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high-speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this news release. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

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For more information contact:

Tom Robey, Investor Relations tom.robey@sciatl.com	770-236-4608 770-236-4775 fax

Scientific-Atlanta, the Scientific-Atlanta logo and Explorer are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, MCP-100, 8300, DPX2213, and 8200HDJ are trademarks of Scientific-Atlanta, Inc.

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(IN MILLIONS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	April 1, 2005	April 2, 2004	April 1, 2005	April 2, 2004
SALES	$489.5	$437.0	$1,383.9	$1,249.2

COST AND EXPENSES
Cost of sales	308.9	275.5	873.7	783.1
Sales and administrative	51.6	51.8	148.3	147.8
Research and development	42.8	38.9	119.0	110.2
Restructuring	(0.3)	—	(0.3)	1.4
Interest expense	0.2	0.2	0.5	0.6
Interest income	(8.0)	(4.2)	(20.5)	(12.2)
Other (income) expense, net	1.2	(4.6)	2.1	(5.9)

Total costs and expenses	396.4	357.6	1,122.8	1,025.0

EARNINGS BEFORE INCOME TAXES	93.1	79.4	261.1	224.2

PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current	31.0	27.7	87.6	70.3
Deferred	0.4	(2.3)	(2.8)	6.1

NET EARNINGS	$61.7	$54.0	$176.3	$147.8

EARNINGS PER COMMON SHARE
Basic	$0.41	$0.35	$1.15	$0.97

Diluted	$0.40	$0.35	$1.14	$0.96

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	152.1	152.6	152.7	151.8

Diluted	154.3	155.3	154.7	154.5

DIVIDENDS PAID PER SHARE	$0.01	$0.01	$0.03	$0.03

BOOKINGS	$531.1	$448.0	$1,401.3	$1,269.9

SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

	April 1, 2005	July 2, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$404.0	$285.1
Short-term investments	1,048.8	1,012.5
Receivables, less allowance for doubtful accounts of $2.2 at April 1 and $3.1 at July 2	203.9	219.2
Inventories	112.6	129.9
Income tax receivables	—	18.9
Deferred income taxes	27.4	23.7
Other current assets	18.7	18.4

TOTAL CURRENT ASSETS	1,815.4	1,707.7

PROPERTY, PLANT AND EQUIPMENT, at cost
Land and improvements	23.8	21.2
Buildings and improvements	111.0	83.7
Machinery and equipment	226.7	212.4

	361.5	317.3
Less - Accumulated depreciation and amortization	142.4	132.7

	219.1	184.6
GOODWILL	229.2	235.2

INTANGIBLE ASSETS	27.9	37.6

DEFERRED INCOME TAXES	41.7	30.8

OTHER ASSETS	79.2	73.7

TOTAL ASSETS	$2,412.5	$2,269.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$1.3	$1.3
Accounts payable	166.3	171.6
Accrued liabilities	86.5	101.1
Deferred revenue	16.4	18.1
Income taxes currently payable	13.6	13.6

TOTAL CURRENT LIABILITIES	284.1	305.7

LONG-TERM DEBT, LESS CURRENT MATURITIES	7.0	7.7

NON-CURRENT DEFERRED REVENUE	8.9	7.9

OTHER LIABILITIES	161.9	145.0

STOCKHOLDERS’ EQUITY
Preferred stock, authorized 50,000,000 shares; no shares issued	—	—
Common stock, $0.50 par value, authorized 350,000,000 shares; issued 164,992,376 shares at April 1 and July 2	82.5	82.5
Additional paid-in capital	565.1	561.6
Retained earnings	1,469.6	1,300.7
Accumulated other comprehensive income, net of taxes of $23.3 at April 1 and $19.5 at July 2	47.2	39.5

	2,164.4	1,984.3

Less - Treasury stock, at cost (12,709,893 shares at April 1 and 11,614,954 shares at July 2)	213.8	181.0

	1,950.6	1,803.3

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,412.5	$2,269.6